Exhibit 99.2

Summit Entertainment, LLC

Consolidated Financial Statements

For the Years Ended December 31, 2010 and 2009

Report of Independent Auditors

To the Members of Summit Entertainment, LLC:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of members’ equity, and of cash flows present fairly, in all material respects, the financial position of Summit Entertainment, LLC and its subsidiaries (the “Company”) at December 31, 2010 and 2009, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Los Angeles, CA

March 29, 2011

Summit Entertainment, LLC

Consolidated Balance Sheets

Years Ended December 31, 2010 and 2009

(Amounts in Thousands)

	2010	2009

Assets
Current assets
Cash and cash equivalents	$10,064	$20,456
Accounts receivable, net	170,441	67,830
Restricted cash	252,435	192,384
Other current assets	30,801	39,468
Total current assets	463,741	320,138
Film costs, net	294,378	269,674
Property and equipment, net	1,623	1,359
Goodwill	5,984	3,777
Intangible assets, net	8,875	10,905
Other assets	4,692	5,009
Total assets	$779,293	$610,862
Liabilities and Members’ Equity
Current liabilities
Accounts payable and accrued liabilities	$92,599	$48,380
Notes payable	90,566	208,719
Deferred revenue	53,751	64,877
Participations and residuals payable	82,407	35,648
Total current liabilities	319,323	357,624
Notes payable	107,452	97,392
Deferred revenue	30,994	10,700
Participations and residuals payable	16,568	21,850
Other liabilities	1,526	1,679
Total liabilities	475,863	489,245

Commitments and contingencies (Note 10)

Members’ equity	101,253	97,956
Retained earnings	199,366	21,836
	300,619	119,792

Non-controlling interest	2,811	1,825

Total members’ equity	303,430	121,617

Total liabilities and members’ equity	$779,293	$610,862

The accompanying notes are an integral part of these consolidated financial statements.

Summit Entertainment, LLC

Consolidated Statements of Operations

Years Ended December 31, 2010 and 2009

(Amounts in Thousands)

	Years Ended December 31,
	2010	2009

Net revenue	$1,150,807	$722,075
Cost of revenue	714,749	513,172
Gross profit	436,058	208,903

Operating expenses	71,074	52,849
Operating income	364,984	156,054

Interest expense and other, net	(9,893)	(8,587)

Pre-tax income	355,091	147,467

Income tax expense	1,898	1,394

Net income	353,193	146,073

Less: net income attributable to non-controlling interests	(986)	(978)

Net income attributable to Summit members	$352,207	$145,095

The accompanying notes are an integral part of these consolidated financial statements.

Summit Entertainment, LLC

Consolidated Statements of Cash Flows

Years Ended December 31, 2010 and 2009

(Amounts in Thousands)

	Years Ended December 31,
	2010	2009

Cash flows from operating activities
Net income	$353,193	$146,073
Adjustments to reconcile net income to net cash provided by operating activities
Amortization of debt issuance costs	1,559	1,557
Bad debt expense	6,010	—
Depreciation and amortization	2,591	2,756
Accretion and interest paid in kind	15,177	15,879
Unit-based compensation	4,012	3,718
Other	363	1,110
Amortization of film costs	189,614	142,002
Additions to film costs	(214,318)	(226,397)
Changes in operating assets and liabilities
Accounts receivable	(108,621)	7,914
Other assets	6,848	(34,817)
Accounts payable and accrued liabilities	28,205	4,966
Deferred revenue	9,168	9,460
Participations and residuals payable	41,477	45,080
Other liabilities	(868)	585
Net cash provided by operating activities	334,410	119,886

Cash flows from investing activities
Change in restricted cash	(60,051)	(110,542)
Contingent consideration paid	(1,612)	(3,777)
Additions to property and equipment	(825)	(526)
Proceeds (payments) from investments	214	609
Net cash used in investing activities	(62,274)	(114,236)

Cash flows from financing activities
Proceeds from notes payable	546,911	538,949
Repayments of notes payable	(670,181)	(530,281)
Distributions to equity holders	(159,258)	(343)
Net cash provided by (used in) financing activities	(282,528)	8,325

Increase (decrease) in cash and cash equivalents	(10,392)	13,975

Cash and cash equivalents
Beginning of year	20,456	6,481
End of year	$10,064	$20,456

Supplemental cash flow information
Cash paid during the year for interest	$5,211	$5,329
Cash paid for income taxes	5,130	1,177
Supplemental schedule of non-cash investing and financing activities
Declaration of a tax distribution	$15,419	$5,034
Accrued produced picture payments	595	—

The accompanying notes are an integral part of these consolidated financial statements.

Summit Entertainment, LLC

Consolidated Statements of Members’ Equity

Years Ended December 31, 2010 and 2009

(Amounts in Thousands)

		Retained
		Earnings	Non-
	Members’	(Accumulated	Controlling
	Capital	Deficit)	Interest	Total

Balance as of December 31, 2008	$94,238	$(118,225)	$1,190	$(22,797)

Member unit compensation expense	3,718	—	—	3,718
Distribution and other	—	(5,034)	(343)	(5,377)
Net income	—	145,095	978	146,073
Balance as of December 31, 2009	97,956	21,836	1,825	121,617

Member unit compensation expense	3,297	—	—	3,297
Distribution and other	—	(174,677)	—	(174,677)
Net income	—	352,207	986	353,193
Balance as of December 31, 2010	$101,253	$199,366	$2,811	$303,430

The accompanying notes are an integral part of these consolidated financial statements.

Summit Entertainment, LLC

Notes to the Consolidated Financial Statements

December 31, 2010 and 2009

1.                                      Description of the Business

Summit Entertainment, LLC, a Delaware limited liability company, and its wholly owned subsidiaries (collectively “Summit” or the “Company”), are engaged in the development, financing, production and distribution of motion picture films in the theatrical, home entertainment, television and ancillary markets.  The Company also provides international sales agency services to major film producers.

The Company was formed to consummate the acquisition of the operations of Summit Entertainment L.P. (the “Predecessor”) for a combination of cash, contingent consideration, and a minority equity position in the Company.  This transaction required the application of purchase accounting and represented the termination of the reporting basis of the Predecessor on April 20, 2007. On this date, all tangible and intangible assets and liabilities of the Company were adjusted to their fair value.

2.                                       Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements of the Company include the accounts of all of its majority-owned and controlled subsidiaries.  The Company reviews its relationships with other entities to identify whether it is the primary beneficiary of a variable interest entity (“VIE”).  If the determination is made that the Company is the primary beneficiary, then the entity is consolidated in accordance with ASC 810, Variable Interest Entities.  The Company consolidates several 50% owned variable interest entities where the Company believes that it is the primary beneficiary.  These entities are primarily created for the distribution or financing of films.  The Company has concluded that its other equity investments do not require consolidation as they are not variable interest entities.

Revenue Recognition

Revenue from the sale or licensing of films is recognized upon meeting all recognition requirements of ASC 926, Entertainment — Films.  Revenue from the theatrical distribution of films is recognized as the films are exhibited.  Home entertainment revenue is recognized on the later of shipment or the date the title is available for sale, net of estimated returns.  Sales allowances are recorded at the time of sale for returns and other allowances.  Revenue from the licensing of films for exhibition on television is recognized upon availability of the film to the licensee for telecast.

Revenue from international exploitation of films is recognized when a film is available for exhibition and other conditions of sale are met in the respective media.  Non-refundable guarantees against a percentage of film rentals that result from the distribution of motion picture rights are recorded as revenue when each related license agreement is executed, the picture is available for delivery to the licensee, and the licensee is able to exploit the picture in the related media and market licensed to it.  Film revenue earned in excess of non-refundable guarantees is recorded when reported by distributors.

Revenue for international sales agency services is recognized when the film licensing agreements are executed, the films have been delivered to the sub-distributor, and the related licensing fee has been collected by either the Company or the producers of the films.

To the extent that all revenue recognition conditions have not been met, amounts received are reported in the accompanying consolidated financial statements as deferred revenue.

Summit Entertainment, LLC

Notes to the Consolidated Financial Statements

December 31, 2010 and 2009

Advertising Expense

The Company expenses advertising costs, including advertising costs related to the release of feature films, as incurred in accordance with ASC 970, Advertising Costs, and ASC 926.  The Company incurred total advertising expenses of $220.6 million and $216.4 million for the years ended December 31, 2010 and 2009, respectively.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid investments with remaining maturities of three months or less from the date of purchase.

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and do not bear interest.  The allowance for doubtful accounts is based on the Company’s best estimate of the amount of probable credit losses in existing accounts receivable.  The Company reviews the allowance for doubtful accounts, and provisions are made upon a specific review of all receivables.  Account balances are charged off against the allowance when the Company believes it is probable the receivable will not be recovered.

Restricted Cash

Restricted cash consists of cash and cash equivalents which are contractually restricted for specific purposes under the Company’s various debt, film financing and distribution arrangements.

Film Costs

The Company accounts for film costs in accordance with ASC 926.  Film costs include capitalizable production costs, production overhead, interest, development costs, and acquired production costs and are stated at the lower of cost, less accumulated amortization, or estimated fair value determined by a discounted cash flow analysis.  Subsidies from governmental jurisdictions related to a specific project are reflected as a reduction of film costs when the amounts are reasonably assured and estimable.

Film, participation, and residuals costs are expensed based on the ratio of the current period’s gross revenue to estimated remaining gross revenue to be received from all sources that will be earned within ten years of the date of initial theatrical release.  Estimated remaining gross revenue is reviewed regularly, and revisions to the amortization rates are recorded as necessary.

The Company regularly evaluates whether any indicators of an impairment of a film have occurred.  If an impairment indicator has occurred, the Company compares the fair value of the film, determined using a discounted cash flow analysis, to the carrying value of the film.  If the fair value is less than the carrying value, an impairment charge is recorded in cost of revenue.

Film development costs for projects that have been abandoned or have not been set for production within three years are generally written off.

Debt Issuance Costs

Debt issuance costs are principally related to the Company’s revolving credit facilities and mezzanine notes.  These costs are deferred and amortized using the straight-line method over the term of the related debt agreement.

Property and Equipment

Property and equipment are stated at cost and are depreciated over their estimated useful lives, generally five years, using the straight-line method.  Leasehold improvements are amortized

Summit Entertainment, LLC

Notes to the Consolidated Financial Statements

December 31, 2010 and 2009

using the straight-line method over the lesser of their estimated useful lives or the remaining term of the underlying lease.

Goodwill

Goodwill represents the excess of the purchase price of acquiring the Predecessor over the fair value of the net tangible and intangible assets acquired.  Contingent consideration was recorded as a liability to the former owners in purchase accounting in order to eliminate any negative goodwill and the related pro rata reduction of the value of non-current assets acquired.  Any contingent consideration payment in excess of the negative goodwill is recognized as an additional cost of the transaction and recorded as goodwill.  As of December 31, 2010, $6.0 million was recorded to goodwill, which represents contingent consideration paid to the former owners.

The Company accounts for goodwill in accordance with ASC 350, Intangibles-Goodwill and Other.  Goodwill is not amortized but is reviewed for impairment annually or when events occur or circumstances change that would more likely than not indicate that the goodwill might be impaired.  The Company performed its annual impairment test on its goodwill as of December 31, 2010, and no goodwill impairment was identified.

Intangible Assets

The Company is required to compare annually the fair value of each of its indefinite-lived intangible assets to its respective carrying value.  If the carrying value exceeds the fair value, an impairment loss is recorded.  Amortizable intangible assets are amortized on a straight-line basis over periods of up to 5.5 years.

Foreign Currency Translation

The Company’s foreign subsidiaries use the U.S. dollar as the functional currency.  Assets and liabilities are translated into U.S. dollars at current exchange rates.  Revenue and expenses are translated into U.S. dollars at average rates prevailing during the period.  Foreign currency gains and losses are not significant for the years ended December 31, 2010 and 2009.

Equity-Based Compensation

The Company accounts for equity-based compensation arrangements in accordance with ASC 718 Compensation—Stock Compensation, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors based on the grant-date fair values of the awards.

ASC 718 requires companies to estimate the fair value of share-based payment awards on the grant-date using an option-pricing model.  The Company elected to use the Black-Scholes option-pricing model for valuing equity-based compensation awards.  The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company’s statement of operations.

Concentration of Credit Risk

The Company licenses various rights in its motion pictures to distributors throughout the world.  Generally, payment of minimum guarantees is received in full, or letters of credit are obtained, prior to the Company’s delivery of the films to its distributors.

The Company places its temporary cash investments principally in interest-bearing accounts or time deposit accounts with its banks, which are high-credit, quality financial institutions, and at times such balances may be in excess of insured limits.  Generally, such investments mature within 90 days and are therefore subject to limited risk.

Summit Entertainment, LLC

Notes to the Consolidated Financial Statements

December 31, 2010 and 2009

As of December 31, 2010, two customers represented 31% and 13% of the Company’s accounts receivable balance. As of December 31, 2009, two customers represented 24% and 12% of the Company’s accounts receivable balance.

For the years ended December 31, 2010 and 2009, one customer represented 17% and 13% of the Company’s revenue, respectively.

Use of Estimates

In the normal course of preparing financial statements in conformity with accounting principles generally accepted in the United States, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

The Company estimates ultimate film revenue to determine the basis over which to amortize capitalized film costs, participations, and residuals.  Actual future revenue may vary significantly from these estimates, which are based on the Company’s previous experience, existing contractual arrangements, and other market information.

3.                                      Film Costs

Film costs, net of amortization, consisted of the following (in thousands):

	2010	2009

Completed and released	$129,104	$93,035
Completed and unreleased	23,762	—
In process	131,983	167,691
In development	9,529	8,948
	$294,378	$269,674

Based on management’s estimates of total gross revenue as of December 31, 2010, approximately 56% and 87% of released films, excluding the acquired film library, are expected to be amortized in the next twelve months and the next three years, respectively.  During the years ended December 31, 2010 and 2009, the Company capitalized interest to film projects of approximately $10.9 million and $10.5 million, respectively.

Summit Entertainment, LLC

Notes to the Consolidated Financial Statements

December 31, 2010 and 2009

4.                                      Detail of Balance Sheet Accounts

Accounts receivable, net consisted of the following (in thousands):

	2010	2009

Accounts receivable	$176,451	$67,830
Allowance for doubtful accounts	(6,010)	—
	$170,441	$67,830

Other current assets consisted of the following (in thousands):

	2010	2009

Film subsidies receivable	$18,418	$29,239
Inventory and print costs	6,754	7,083
Debt issuance costs	1,759	1,560
Other	3,870	1,586
	$30,801	$39,468

Intangible assets, net consisted of the following (in thousands):

	2010	2009

Sales agency relationships	$6,475	$6,475
Film distribution relationships	3,770	3,770
Accumulated amortization	(8,136)	(6,106)

Net amortizable intangible assets	2,109	4,139

Trademarks	6,766	6,766

	$8,875	$10,905

The sales agency relationships and film distribution relationships are being amortized over 5.5 and 3.5 years, respectively.  Amortization expense for the years ended December 31, 2010 and 2009 are $2.0 million and $2.3 million, respectively.  Amortization expense for the years ended December 31, 2011 and 2012 is expected to total $1.2 million and $0.9 million, respectively.

Summit Entertainment, LLC

Notes to the Consolidated Financial Statements

December 31, 2010 and 2009

Accounts payable and accrued liabilities consisted of the following (in thousands):

	2010	2009

Accounts payable	$8,738	$4,273
Accrued prints and advertising	27,554	14,695
Accrued payroll related	15,854	8,678
Accrued members tax distribution	15,439	5,034
Other	25,014	15,700
	$92,599	$48,380

5.                                      Notes Payable

Notes payable consisted of the following (in thousands):

	2010	2009

Senior Credit Facility - P&A	$28,012	$80,546
Senior Credit Facility - Production	—	48,801
Senior Credit Facility - Ultimates	56,711	6,033
Mezzanine Notes	92,455	82,905
Foreign Rights Loans	13,070	59,575
New Mexico State Investment Council	—	14,888
Other	7,770	13,363
Total notes payable	198,018	306,111

Less: current portion of notes payable	(90,566)	(208,719)

Total long-term notes payable	$107,452	$97,392

Senior Credit Facilities

The Company has a $300 million senior debt financing comprising three Senior Credit Facilities: (i) a $100 million P&A facility, (ii) a $140 million Ultimates Facility, and (iii) a $60 million Production Facility.  The Company has pledged all of its assets as collateral for the borrowings under the Senior Credit Facilities.

The P&A Facility and the Ultimates Facility expire on the earlier to occur of (i) April 19, 2014, and (ii) the date of the declaration of an event of default under the terms of the Senior Credit Facilities.  The Production Facility expires on the earlier to occur of (i) April 19, 2012, and (ii) the date of the declaration of an event of default under the terms of the Senior Credit Facilities.

The Company is required to maintain certain bank accounts to receive amounts receivable from its customers for exploitation of the films.  These amounts are distributed on a monthly basis to pay amounts owing for principal and interest under the Senior Credit Facilities.  As the amounts outstanding at December 31, 2010 and 2009, under the Senior Credit Facilities are expected to be paid within one year of the balance sheet date, all amounts outstanding at December 31, 2010 and 2009, respectively, are reflected as a current liability.

Summit Entertainment, LLC

Notes to the Consolidated Financial Statements

December 31, 2010 and 2009

The interest rate for outstanding amounts under the Senior Credit Facilities is as follows:

•                  For outstanding amounts under the P&A Facility, LIBOR plus 1.75% (2.01% at December 31, 2010)

•                  For outstanding amounts under the Ultimates Facility, LIBOR plus 2.00% (2.26% at December 31, 2010)

•                  For outstanding under the Production Facility, LIBOR plus 2.25% (2.51% at December 31, 2010)

The Senior Credit Facilities also require the Company to pay fees on unused availability.  This fee is 0.50% with respect to the P&A and Ultimates Facilities and 0.75% with respect to the Production Facility, and is applied monthly on each Senior Credit Facility’s maximum availability reduced by the average amount of any debt outstanding under the Senior Credit Facility.

The Senior Credit Facilities require the maintenance of a minimum adjusted net worth and compliance with various administrative covenants.  At December 31, 2010, the Company was in compliance with the covenants required by the Senior Credit Facility agreements.

Mezzanine Notes

As of December 31, 2010 and 2009, the Company had $92.5 million and $82.9 million, respectively, in outstanding Mezzanine Notes.  Proceeds from the sale of the Mezzanine Notes are used to fund direct production costs of feature films, the interest payments of the Mezzanine Notes, and the operations of the Company.  The Company has pledged all of its assets as collateral for the Mezzanine Notes.  The Mezzanine Notes are subordinated to the Senior Credit Facilities.

The Mezzanine Notes expire on the earlier to occur of (i) April 19, 2014, and (ii) the date of the declaration of an event of default under the terms of the Mezzanine Notes.  The interest rate for the Mezzanine Notes is the greater of (i) LIBOR plus 7.0% and (ii) 11.0%.  At December 31, 2010 and 2009, the interest rate was 11.0%.  Interest is paid in cash on a monthly basis, until a calculated ratio falls below a certain specified threshold from which point in time accrued interest is paid in kind with additional Mezzanine Notes.  During the years ended December 31, 2010 and 2009, additional Mezzanine Notes totaling $9.6 million and $8.6 million, respectively, were issued to settle accrued interest obligations.

The Mezzanine Notes require the maintenance of a minimum net worth and compliance with various administrative covenants.  The Company was in compliance with the covenants required by the Mezzanine Note agreements at December 31, 2010.

2011 Debt Refinancing

On March 8, 2011, the Company closed a series of transactions that restructured the Company’s Senior Credit Facilities and Mezzanine Notes and put in place a $550 million senior secured Term Loan Facility and a $200 million senior secured Revolving Credit Facility, which may be increased up to an amount not exceeding $300 million. The proceeds of the Term Loan Facility were used in part to refinance and purchase the Senior Credit Facilities and Mezzanine Notes, fund a $200 million distribution to the members and pay transaction costs.  The remaining balance will be used for working capital and general corporate purposes. The proceeds of the Revolving Credit Facility shall be used for working capital and general corporate purposes.

The Term Loan matures (i) in equal quarterly consecutive installments commencing on June 30, 2011, and (ii) on September 7, 2016 in an amount equal to the remaining outstanding Term Loan

Summit Entertainment, LLC

Notes to the Consolidated Financial Statements

December 31, 2010 and 2009

balance. The Term Loan is subject to mandatory prepayments that reduce the scheduled amortization on a pro-rata basis. The Revolving Credit Facility expires on the earlier of (i) March 7, 2016, and (ii) such other date as the Loans become due subject to mandatory prepayment.

The Term Loans and the Revolving Credit Facility Loans may from time to time be LIBOR loans or Alternate Base loans as determined by the Company. The rate of interest on outstanding amounts under a LIBOR loan is equal to LIBOR plus a margin of 6.0% with respect to the Term Loan Facility and 4.25% with respect to the Revolving Credit Facility. In the case of an Alternate Base Rate loan, interest is equal to the Alternate Base Rate plus a margin of 5.0% with respect the Term Loan Facility and 3.25% with respect to the Revolving Credit Facility. The Company is also required to pay quarterly fees on unused availability under the Revolving Credit Facility. The unused commitment fee is 0.50% of the average daily amount that the Revolving Credit Facility total availability exceeds the principal outstanding during such period.

The Company is required to maintain a collection account to receive payments from its distribution, licensing, and sales agreements. Each quarter, 50% of any excess cash flow from these amounts (excluding amounts related to The Twilight Saga: Breaking Dawn Parts 1 and 2 (the “Breaking Dawn Films”) shall be used to prepay the Term Loan. 75% of any excess cash flow from the Breaking Dawn Films shall also prepay the Term Loan.

The Credit Agreement requires the Company to meet certain performance covenants and maintain sufficient liquidity. Failure to meet these requirements would be an event of default and require the Company to pay any outstanding Loan obligations if not remedied within five business days.

Foreign Rights Loans

As of December 31, 2010 and 2009, the Company had $13.1 million and $59.6 million, respectively, outstanding under five foreign rights loans with a bank.  The foreign rights loans mature at various dates through January 31, 2011, and bear interest at LIBOR plus 3.25% (3.56% at December 31, 2010).  The loans are secured by various foreign presale agreements and other foreign assets related to the underlying motion pictures.  Amounts received under the foreign presale agreements are generally required to pay down the loan.

New Mexico State Investment Council (NMSIC)

As of December 31, 2009, the Company had a note payable to NMSIC bearing interest equal to 10.25% of the net proceeds, as defined, of the film In the Valley of Elah.  As of December 31, 2009, the Company estimated the variable interest payments to be zero.  The note matured on February 28, 2010, and was paid in full.

6.                                      Members’ Equity

On April 20, 2007, the Company issued 92,500,000 Class A Preferred Units for cash of $92.5 million ($83.5 million net of issuance costs).  The Company also sold 15,000,000 Class C Preferred Units for cash of $15.0 million and contemporaneously entered into an output deal for certain territories with a third party.  The cash consideration has been allocated to equity and to deferred revenue based on the fair value of the equity.  The deferred revenue will be recognized ratably over the seven-year term of the output deal.

As discussed in Note 7, the Company also issued Class B Preferred Units, Class D Preferred Units, and Class A Common Units in exchange for future services.

Summit Entertainment, LLC

Notes to the Consolidated Financial Statements

December 31, 2010 and 2009

The units carry the following key rights and obligations:

Conversion

Class A, Class B, Class C, and Class D Preferred Units are immediately convertible at the member’s option into Class A Common Units on a one-unit-for-one-unit basis.  The conversion price is subject to proportional adjustment for certain dilutive issuances, splits and combinations and other recapitalizations or reorganizations.  Conversion of Class A, Class B, Class C, and Class D Preferred Units is automatic when the liquidation value, as defined, with respect to the Preferred Units, has been reduced to zero.  Conversion of Class A, Class B, Class C, and Class D Preferred Units is also automatic in the event of a public offering of the Company’s common stock for which the aggregate gross proceeds to the Company is at least $50.0 million and the price per share is at least $2.00.

Voting Rights

The holders of the Class A, Class B, Class C, and Class D Preferred Units and the Class A and vested Class B Common Units are entitled to vote on certain matters.  Each member is entitled to a number of votes equal to the number of units of the respective class of units held.  Holders of Class B Common Units that are subject to vesting and forfeiture restrictions are not entitled to vote.

Selection of the Board of Directors

The Company’s Board of Directors has a tiered structure that includes up to ten board members.  Subject to the continued employment by the Company of the Class B Preferred members and their ownership of at least 50% of the outstanding Class B Preferred Units, two of the Class B Preferred members are entitled to serve on the Board of Directors.  The Chief Executive Officer of the Company is entitled to serve as a Director and can designate another Director.

The Class A Preferred members elect five of the Directors by majority vote and can elect a sixth board member subject to the approval of certain members of the Company.

Dividends

Class A Preferred Units accrue a 10% per annum, accumulating, non-compounding return on the original Class A Preferred Unit price, payable in cash.  To the extent that the return is not paid, the amount continues to accrue.  Payment of dividends is at the discretion of the Board of Directors.  To date, no dividends have been declared by the Board of Directors, other than tax distributions.  As of December 31, 2010 and 2009, accumulated, but undeclared, dividends due to Class A Preferred members totaled $19.2 million and $20.0 million, respectively.

During the years ended December 31, 2010 and 2009, $169.7 million and $5.0 million of tax distributions were declared.  As of December 31, 2010 and 2009, $15.4 million and $5.0 million, respectively, of tax distributions were declared, but not paid, and are included in accounts payable and accrued liabilities.

Allocation of Net Profits and Losses

Net losses for any fiscal year are allocated to the members in the following order of priority on a cumulative basis:

1.                                      First, net losses are allocated to each member to the extent of and in reverse order of priority of the aggregate amount of net profits previously allocated to such member.

Summit Entertainment, LLC

Notes to the Consolidated Financial Statements

December 31, 2010 and 2009

2.                                      Second, net losses are allocated to the Class C Preferred members until each such Class C Preferred member has been allocated an amount of net losses equal to fifty percent (50%) of the original unit price per unit.

3.                                      Third, net losses are allocated to the Class C and the Class D Preferred members in proportion to their respective remaining capital balances until their capital accounts are zero.

4.                                      Fourth, net losses are allocated to the Class B Preferred members until their capital accounts are zero.

5.                                      Fifth, net losses are allocated to the Class A Preferred members until their capital accounts are zero.

6.                                      Sixth, net losses are allocated pro rata among the members in accordance with their then percentage interests.

Net profits for any fiscal year are allocated to the members in the following order of priority on a cumulative basis:

1.                                      First, net profits are allocated to each member to the extent of and in the reverse order of priority to the aggregate amount of net losses previously allocated to such member.

2.                                      Second, net profits are allocated pro rata among the Class A Preferred members until the cumulative net profits allocated to each Class A Preferred member are equal to the cumulative Class A Preferred Return accrued with respect to the Class A Preferred Units,

3.                                      Third, net profits are allocated pro rata among the members in accordance with their then percentage interests.

Liquidation

In the event of liquidation, including a merger, acquisition or sale of assets where there is a change in control, any proceeds are allocated as follows:

1.                                      First, Class A Preferred members are entitled to receive $1.00 per unit plus any accrued dividends (whether or not paid), less distributions previously paid to the Preferred A members.

2.                                      Second, Class B Preferred members are entitled to receive $1.00 per unit, less any distributions previously paid to the Class B Preferred members,

3.                                      Third, Class C Preferred members and Class D Preferred members are entitled to receive $0.50 per unit and $1.00 per unit on a pro rata basis, less any distributions previously paid to the Class C Preferred members and Class D Preferred members.

4.                                      Any remaining amounts are distributed to all members in proportion to their ownership interests prior to the liquidation event.

Summit Entertainment, LLC

Notes to the Consolidated Financial Statements

December 31, 2010 and 2009

7.                                      Equity-Based Compensation

Units Issued in Connection with the Acquisition and Certain Employment Arrangements

The Company issued Class B Preferred Units, Class D Preferred Units, and Class A Common Units to certain senior executives.  In general, these awards vest in four annual installments on the annual anniversary of the date of grant.  In the event that the executive is terminated without cause (as defined) or leaves for good reason (as defined), the awards continue to vest, subject to certain conditions.  In the event that the executive is terminated with cause or leaves without good reason, any unvested units are forfeited.  The Company generally has the right, but not the obligation, to repurchase any vested units upon an executive leaving the Company.  The repurchase price is the fair value of the respective units on the date of repurchase.

Activity related to the equity unit award program is as follows:

	Class B Preferred		Class D Preferred		Class A Common
	Number	Weighted Average Grant Date Fair Value	Number	Weighted Average Grant Date Fair Value	Number	Weighted Average Grant Date Fair Value

Awards unvested at December 31, 2008	14,375,000	$0.32	6,572,985	$0.25	2,257,932	$0.10

Awards granted	—	—	800,000	1.10	1,500,000	0.10
Awards vested	(6,250,000)	0.32	(3,619,299)	0.38	(2,551,473)	0.10
Awards forfeited	—	—	—	—	—	—

Awards unvested at December 31, 2009	8,125,000	0.32	3,753,686	0.31	1,206,459	0.10

Awards granted	—	—	—	—	—	—
Awards vested	(6,250,000)	0.32	(3,279,855)	0.30	(1,051,473)	0.10
Awards forfeited	—	—	—	—	—	—

Awards unvested at December 31, 2010	1,875,000	$0.32	473,831	$0.30	154,986	$0.10

Total equity compensation expense recognized for the years ended December 31, 2010 and 2009 was $3.1 million and $3.6 million, respectively, which is included in operating expenses.  As of December 31, 2010, unrecognized compensation cost totaled $0.9 million, which is expected to be recognized over the next 0.3 years

2007 Unit Incentive Plan

In April 2007, the Board of Directors adopted, and members entitled to vote approved, the 2007 Unit Incentive Plan (the “2007 Plan”), with an initial reserve of 8,318,438 Class B Common Units.  The plan provides for the issuance of units, options to acquire units, and/or unit appreciation rights as equity-based awards to employees, members of the Board, and consultants.  The purpose is to provide an incentive to employees and other individuals who render services to the Company.

Summit Entertainment, LLC

Notes to the Consolidated Financial Statements

December 31, 2010 and 2009

The Company’s Board of Directors administers the 2007 Plan, and has delegated authority to certain officers of the Company to grant unit awards.  Since the adoption of the 2007 Plan, the Company has made several grants of restricted unit bonus awards and unit appreciation rights pursuant to its unit incentive plan to executive employees.  These units generally vest equally over a four to five year period from the date of the grant, contingent on continued employment of the grantee with the Company.  In the event that the executive is terminated without cause (as defined) or leaves for good reason (as defined), the awards continue to vest, subject to certain conditions.  In the event that the executive is terminated with cause or leaves without good reason, the unvested portion of any award is forfeited.  The exercise price for options granted or base price for unit appreciation rights may not be less than 100% of the fair market value of the underlying unit on the grant date.  Options granted generally expire seven years after grant date.  2.1 million units were available for future grants at December 31, 2010.

Activity related to the 2007 Plan is as follows:

	Class B Common
		Weighted
		Average
	Number	Grant Date
	of Units	Fair Value

Unvested at end of December 31, 2008	4,129,013	$0.09

Awards granted	335,000	0.06
Awards vested	(953,707)	0.08
Awards forfeited	(851,000)	0.10
Unvested at end of December 31, 2009	2,659,306	0.09

Awards granted	370,000	1.67
Awards vested	(1,321,877)	0.26
Awards forfeited	—	0.00
Unvested at end of December 31, 2010	1,707,429	$0.13

The amount of equity-based compensation related to the 2007 Plan included in operating expense for the years ended December 31, 2010 and 2009, totaled $0.9 million and $0.9 million, respectively.

Total unrecognized compensation cost related to unvested units at December 31, 2010, was approximately $1.4 million and was expected to be recognized over a weighted-average period of 1.8 years.

8.                                      Fair Value of Financial Instruments

On January 1, 2008, the Company adopted certain provisions of ASC 820, Fair Value Measurements and Disclosures, which establishes a single authoritative definition of fair value,

Summit Entertainment, LLC

Notes to the Consolidated Financial Statements

December 31, 2010 and 2009

sets out a framework for measuring fair value and expands on required disclosures about fair value measurement.  The provisions of ASC 820 relate to financial assets and liabilities as well as other assets and liabilities carried at fair value on a recurring basis and did not have a material impact on the Company’s consolidated financial statements.  In accordance with ASC 820, the Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when developing fair value measurements.

When available, the Company uses quoted market prices to measure fair value (“Level 1”).  If market prices are not available, fair value measurement is based upon models that use primarily market-based or independently-sourced market parameters (“Level 2”).  If market-observable inputs for model-based valuation techniques are not available, the Company is required to make judgments about assumptions market participants would use in estimating the fair value of the financial instrument (“Level 3”).

The Company considers the carrying amounts of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities, and the foreign rights loans to approximate fair value because of their short-term nature.  The value of the Mezzanine Notes was determined based on consideration of the Company’s existing cash balances and the payoff of the notes on March 8, 2011.  Given the Company’s strong cash position and the subordinated nature of Mezzanine Notes, management believes that at December 31, 2010 that the fair value of the notes approximate their carrying value.

The Company is required to estimate the fair value of long-term debt under ASC 825, Financial Instruments.  In determining the fair value of amounts outstanding under the Senior Credit Facilities, the Company utilized a discounted cash flow model based on its estimate of when amounts outstanding at December 31, 2010 and 2009, would be paid and its estimate of the current prevailing interest rate spreads.  Under the Senior Credit Facilities, amounts received from customers are generally remitted to bank accounts which are required to pay down this debt on a monthly basis.  Because considerable judgment is required in developing the estimates of fair value, these estimates are not necessarily indicative of the amounts that could be realized in a debt market exchange.  In preparing this analysis the Company is not aware of any actual trading of amounts outstanding under the Senior Credit Facilities.  As of December 31, 2010 and 2009, the face value of amounts outstanding under the P&A Credit Facility, Production Facility, and Ultimates Facility are estimated to approximate fair value based on the Company’s assumption that all outstanding debt under these facilities will be repaid within one year.

9.                                      Income Taxes

During the year ended December 31, 2009, the Company changed the tax classification of one of its consolidated subsidiaries, Summit Distribution, LLC (“SDLLC”), from an LLC taxed as partnership to an LLC taxed as a corporation.  This election was made on March 5, 2009, effective January 1, 2009, with the primary purpose of reducing the number of states in which members would be required to file returns.

For the years ended December 31, 2010 and 2009, the Company recorded a provision for income taxes of $1.9 million and $1.4 million, respectively.  There were no significant deferred tax assets or liabilities recorded as a result of consolidating this taxable entity.  As a significant portion of the Company’s income continues to be allocated to the members, the effective tax rate is significantly less than the statutory tax rate.

At January 1, 2009, the Company adopted accounting guidance regarding accounting for uncertainty in income taxes.  The Company has determined that the adoption did not have a

Summit Entertainment, LLC

Notes to the Consolidated Financial Statements

December 31, 2010 and 2009

material impact on the Company’s income tax provision.  At December 31, 2010, the Company has no material unrecognized tax positions.  The Company’s policy is to recognize interest and penalties, if any, related to uncertain tax positions as a component of interest and other expense.  For the years ended December 31, 2010 and 2009, the Company did not recognize any interest or penalties for uncertain tax positions.  The Company is currently not under examination by the United States Internal Revenue Service or any other state, city or local jurisdiction.  As such, the Company is subject to the standard statutes of limitations by the relevant tax authorities for federal and state purposes.

State franchise taxes for the each of the periods referenced above were minor and are included in operating expenses.

10.                               Commitments and Contingencies

Legal Matters

The Company is, from time to time, subject to legal proceedings and claims that arise in the ordinary course of business.  In the opinion of management, the amount of ultimate liability with respect to these actions will not have a material adverse effect on the Company’s financial position or results of operations.

Commitments

The Company leases office facilities and certain office equipment under operating leases.  Future minimum operating lease payment commitments as of December 31, 2010, are (in thousands):

Operating
Lease

2011	$2,637
2012	2,723
2013	2,372
2014	188
2015	10
Total minimum lease payments	$7,930

For the years ended December 31, 2010 and 2009, rent expense under all operating leases was approximately $2.4 million and $2.4 million, respectively.

11.                               Subsequent Events

As required by ASC 855, Subsequent Events, management has evaluated the impact of subsequent events through March 29, 2011, which is the date the financial statements are issued.

As discussed in Note 5, subsequent to year end, the Company refinanced its credit facilities and a portion of the proceeds was used to declare and pay a $200 million dividend to its members.  As a result of the dividend, the liquidation value, as defined, was fully paid to the holders of the Preferred Units, and these units were converted to Class A Common Units in accordance with the Company’s governing documents.